Exhibit 10.1

Director Compensation Program including the Independent Director Compensation Policy pursuant to the

2012 Long Term Incentive Plan

Unless the context otherwise requires, all capitalized terms used herein shall have the respective meanings assigned to them in the Servotronics, Inc. 2012 Long Term Incentive Plan (the “Plan”).

EQUITY AWARDS

The following shall constitute the equity awards under the Independent Director Compensation Policy under the Plan:

Annual Retainer Share Award

(a)       Each year, as of the date of the Company’s annual meeting of shareholders, the Company shall automatically award Restricted Shares to each Independent Director who has been elected or reelected as a member of the Board of Directors at the annual meeting. The number of Restricted Shares shall be equal to $10,000 divided by the Fair Market Value of a Share on the date of such election. If a fraction results, the number of Shares shall be rounded up to the next whole number.

(b)       If an Independent Director is elected or appointed to the Board of Directors other than at an annual meeting of the Company and has not received an award pursuant to paragraph (a) during the twelve months preceding election or appointment, the Company shall automatically award to the Independent Director a number of Restricted Shares that is equal to the amount determined pursuant to paragraph (a) based on the date of election or appointment multiplied by a fraction, the numerator of which is the remainder of 365 minus the number of days between the adjournment of the last annual meeting and the effective date of the appointment or election, and the denominator of which is 365. If a fraction results, the number of Restricted Shares shall be rounded up to the next whole number.

(c)       The Company shall issue the Restricted Shares awarded under this paragraph (a) or (b) on the first business day following the effective date of the election, reelection or appointment. The Restricted Shares awarded under paragraph (a) will vest in four quarterly installments on the date of each of the three regularly scheduled quarterly board meetings to review the financial statements for the quarters ending June 30, September 30 and December 31 (each a “Quarterly Board Meeting”) each year following the annual meeting and the remainder of which shall vest on the date of the next annual meeting. The Restricted Shares awarded under paragraph (b) will vest in equal parts on the date of the remaining Quarterly Board Meetings and the remainder of which shall vest on the date of the next annual meeting. The Company will credit a bookkeeping account with amounts equal to the dividends payable with respect to the Restricted Shares and the amounts credited to the dividend account will be payable as the Restricted Shares vest. If an Independent ceases to serve as a Board member for any reason other than due to death, then all Restricted Stock that is not then vested shall be immediately forfeited. If an Independent Director ceases to serve as a Board member by reason of death or Disability then all Restricted Stock shall immediately become vested.

CASH COMPENSATION

Payment Amount

Independent Directors shall be eligible to receive an annual cash retainer of $50,000 for service on the Board. For purposes of this Policy, “annual” means from Annual Shareholders’ Meeting to Annual Shareholders’ Meeting each year. In addition, (i) the chairperson of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee shall each be eligible to receive an additional annual retainer of $10,000, paid in cash, for such service.

No Separate Meeting Fees

No separate meeting fees shall be paid for Board or committee meetings or for actions taken by unanimous written consent in lieu of a meeting in accordance with the Company’s Bylaws.

Payment Schedule

The annual retainers for service on the Board and as chairperson of a committee of the Board as set forth above shall be paid by the Company in arrears in twelve equal monthly installments, the first installment being paid on the date of the one month anniversary of the Annual Shareholders’ Meeting and the remaining installments being paid on each successive one month anniversary date (each such payment date, a “Monthly Payment Date”); provided, however, that if the Company’s Annual Shareholders’ Meeting for the following year occurs prior to the end of the one year period, the final Monthly Payment Date shall be paid on the day of such Annual Shareholders’ Meeting. If any Independent Director holds office as a director of the Board or chairperson of a Board committee for less than a full monthly period, such Independent Director shall only be entitled to a pro-rated amount of their applicable annual retainer as measured from the most recent Monthly Payment Date through the date on which the Independent Director shall have ceased to serve on the Board and/or as chairperson of a Board Committee, as the case may be.

New Directors

In the event a new Independent Director is elected or appointed to the Board, such Independent Director shall be eligible to receive as compensation for service as a member of the Board or as Chairperson a Board committee, a pro-rated amount of their applicable annual retainer as measured from the date of appointment or election through the next scheduled Monthly Payment Date and thereafter shall be paid in conformity with the other Independent Directors.

TRAVEL EXPENSE REIMBURSEMENT

Each of the Independent Directors shall be entitled to receive reimbursement for reasonable travel expenses which they properly incur in connection with their functions and duties as a director.

Reimbursement for travel expenses incurred is also initiated by the Director, by submitting a Director Expense Reimbursement Form and accompanying receipts to the Finance Department. The reimbursement will be processed within one week of receipt by the Finance Department.